Exhibit 10.6

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 12, 2019, is entered into by and between SQN Venture Income Fund, L.P., a Delaware limited partnership (“Seller”), and CITTA, Inc., a Delaware Corporation (“Buyer”).

RECITALS

WHEREAS, Seller obtained the Purchased Assets (as defined below) pursuant to that certain Asset Purchase Agreement, dated as of July 17, 2019 (the “Fifth Dimension APA”), by and between Seller and of Fifth Dimension Holdings Ltd., a company previously organized under the laws of the State of Israel, Israeli company # 515085603 (“Fifth Dimension”), as part of the court-ordered liquidation (such court order, the “Court-Ordered Liquidation”) of Fifth Dimension, implemented in accordance with the Israeli Companies Law, 1999 and the Israeli Companies Ordinance (New Version), 1983 (the “Foreclosure Sale”), free and clear of all Encumbrances (as defined below), a certified copy of such Court-Ordered Liquidation attached hereto as Annex A;

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all rights, title and interest of Seller in and to the Purchased Assets and the Assumed Liabilities (as defined below), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” means all accounts receivable, notes receivable, other miscellaneous receivables, and all rights of the Seller to receive payment from any Person and the benefit of all collateral, security, guarantees and similar undertakings received or held in connection therewith.

“Action” means any actual or threatened claim, action, cause of action, demand, request, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of Fifth Dimension, including, without limitation, as operated by the use of the Purchased Assets prior to the Foreclosure Sale.

“Customer Data” means all information (including, without limitation, names, addresses, e-mail addresses, telephone numbers, dates of birth, transaction data, demographic data, behavioral data, customer-related data, correspondence and other documents and information) obtained from customers or clients of Fifth Dimension.

“Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, photographs, letters, mails, budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), confidential information and other similar materials, in each case in whatever form, including electronic databases, printed and other electronic media.

“Equipment” means any office equipment, telecom and machines, furnishings, computer and computer related hardware or equipment (including, but not limited to, computers, hard drives, file servers, facsimile servers, scanners, color printers, laser printers and related peripherals), equipment (including research and development equipment) and all other tangible personal property used by Fifth Dimension related to the Business or acquired by the Seller, directly or indirectly, pursuant to the Foreclosure Sale.

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, encumbrance, restriction, any rights of any third parties of any kind and nature, any other limitations, options to purchase, rights of first refusal, rights of first offer, equitable interest, fiduciary transfer or assignment, defect in title, impediment of title, impairment of title, imperfection of title, title retention agreement, proxies, voting trust and other voting agreements, calls or commitments of every kind, any pre-emptive or other similar rights, or any claim with respect to any of the foregoing.

“Intellectual Property” means any and all industrial and intellectual property rights worldwide and all rights associated therewith whether registered or unregistered, including (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), invention disclosures, certificates of inventions, discoveries, improvements, including those that (i) are included in any Patent claim, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on a Patent, and/or (iii) could have been included as a claim in a Patent; (b) all patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions, reissues and re-examinations thereof; and any registrations of any of the foregoing, worldwide, including all priority rights (collectively, “Patents”); (c) registered or unregistered trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and URL addresses and general-use e-mail addresses, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof (collectively, “Marks”); (d) copyrights and registrations and applications therefor, including in and to works of authorship, moral rights, mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, translations, adaptations, compilations, collective works, and derivative works thereof, whether or not registered (collectively, “Copyrights”); (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software and specifications), in each case, whether or not they constitute a “trade secret” as defined under applicable Law (collectively, “Trade Secrets”); (f) all (i) software, computer programs, and applications including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) computer-based databases and compilations, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all versions, updates, corrections, enhancements and modifications related to any of the foregoing, and (v) all Documents (including, user manuals, training documentation, developer notes, comments and annotations) related to any of the foregoing; (collectively, “Software”); (g) all computer and electronic data, data processing programs, documentation and software, both Source Code and object code (including flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs and network identifiers; (h) all rights to sue for and remedies against past, present and future infringements, misappropriate or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (i) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (j) all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Products and Technologies” means all products and technologies developed or owned by Fifth Dimension, including but not limited to, all finished, customer-ready products, all work-in-progress products and projects, all documentation related to such products and projects, all Source Code, Intellectual Property, licenses, hardware and Software required to run the development environment for such products and technologies.

“Purchased Intellectual Property Licenses” means any rights of the Seller to use Intellectual Property of another Person in connection with or as necessary for the Business, as necessary for accessing or operating any Purchased Assets, or as otherwise received by Seller pursuant to the Foreclosure Sale.

“Seller Ownership Period” means the period beginning immediately after the effective time of the consummation of the Foreclosure Sale and ending immediately prior to the Closing.

“Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Purchased Asset.

ARTICLE II
Purchase and Sale

Section 2.01        Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall fully, irrevocably and unconditionally sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the following assets (the “Purchased Assets”), free and clear of any Encumbrance, in each case provided that Seller acquired such Purchased Assets from Fifth Dimension pursuant to the Foreclosure Sale:

(a)          All Intellectual Property owned or purported to be owned or licensed by Fifth Dimension, and all of the rights associated therewith including, without limitation, all rights to apply in any or all countries and regions of the world for Patents, industrial design protections, design patent protections, including, as listed in Section 2.01(a) of the disclosure schedules to be provided at Closing (the “Purchased Intellectual Property” and the “Disclosure Schedules”, respectively);

(b)         All Products and Technologies;

(c)          Any goodwill associated with the Business and/or any Purchased Assets;

(d)          The Purchased Intellectual Property Licenses;

(e)          All Documents in Seller’s possession or control that are used or held for use in, or that arise out of, or related to, or are necessary for operation of the Business or any of the Purchased Assets;

(f)          All Equipment, including as listed in Section 2.01(f) of the Disclosure Schedules;

(g)         All claims and causes of action (whether known or unknown, and whether currently pending, filed or otherwise), choses in action, rights of recovery, rights of set off and other enforcement rights pertaining to or arising out of or on account of the Business or any of the Purchased Assets, including, without limitation, all causes of action and other enforcement rights for damages, profits, royalties or other payments, injunctive relief, and any other remedies of any kind for past, current and future infringement, misappropriation or any violations of any one of the rights embodied in any of the Purchased Assets, in each case arising before or after the Closing Date, and only to the extent permitted to be transferred by the Court-Ordered Liquidation and applicable law; and

(h)          All other rights, assets, properties and business, of every kind, nature and description, wherever located, real, personal or mixed, tangible or intangible, that are related to the Business and assumed by Seller in the Foreclosure Sale.

For purposes of clarity, the Purchased Assets herein are limited solely to the assets acquired by Seller pursuant to the Fifth Dimension APA.

Section 2.02        Excluded Assets. The Purchased Assets shall not include any Customer Data, Accounts Receivable or cash-on-hand in respect of the Business.

Section 2.03        Assumed Liabilities . Subject to the terms and conditions set forth herein, Buyer shall, on the Closing Date, assume and agree to pay, perform and discharge the liabilities and obligations under the Purchased Assets solely as such liabilities and obligations are borne after the Closing (as defined herein) and only to the extent that such liabilities and obligations do not relate to the pre-Closing period and/or to any breach, default or violation by Seller (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of any kind and nature in respect of Seller, Fifth Dimension, the Purchased Assets and/or the Business, whether known or unknown, contingent, pending, matured or otherwise, whether currently existing or hereinafter created. For clarification, as of the Closing, Buyer shall be responsible for maintaining, protecting, and storing the Purchased Assets.

Section 2.04        Excluded Liabilities. Without derogating from the aforementioned, Buyer shall not by virtue of this Agreement assume or be obligated to pay, perform or otherwise discharge any liability or obligation which does not constitute an Assumed Liability (“Excluded Liabilities”), including, without limitation, any liability or obligation relating to the former employees or consultants of Fifth Dimension. From and after the Closing Date, Buyer shall not be responsible for any of the Excluded Liabilities.

Section 2.05        Purchase Price. The aggregate purchase price for the Purchased Assets is US$3,250,000 (the “Purchase Price”), to be paid in the following manner: (i) US$70,000, payable in cash at the Closing (the “Closing Cash Payment”), (ii) the issuance of 31,250 shares of Common Stock of the Buyer (the “Buyer Shares”), (iii) a convertible promissory note in the amount of US$2,930,000 to be issued by the Buyer, in the form attached hereto as Exhibit A (the “Convertible Note”), and (iv) the assumption of the Assumed Liabilities.

Section 2.06        Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 2.07 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE III
Closing

Section 3.01        Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, no later than September 15, 2019, on such date indicated in writing by Buyer (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 3.02        Closing Deliverables. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered to the satisfaction of the Buyer and its counsel):

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)           the tangible Purchased Assets unless previously in the possession of Buyer;

(ii)          a bill of sale, in a form reasonably approved by the parties (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(iii)        an assignment and assumption agreement, in a form reasonably approved by the parties (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)        one or more intellectual property assignments in respect of the Purchased Intellectual Property and, if applicable, the Purchased Intellectual Property Licenses, each in the form in the in a form reasonably approved by the parties (each, an “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the intellectual property subject to such Intellectual Property Assignment;

(v)         a certificate duly signed by an officer of Seller, in a form satisfactory to Buyer, certifying as to the resolutions of the Seller’s manager and, if required, member, each authorizing the consummation of the transactions contemplated under this Agreement and the execution, delivery and performance of this Agreement, and all ancillary documents, agreements or instruments hereunder, by the Seller; and

(vi)        such other instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)         At the Closing, Buyer shall:

(i)         pay the Closing Cash Payment by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Closing Date;

(ii)          issue to the Seller the Buyer Shares and shall issue to the Seller a stock certificate in respect of the Buyer Shares, pursuant to a mutually agreeable subscription agreement (the “Subscription Agreement”);

(iii)         issue to the Seller the Convertible Note, in the form attached hereto as Exhibit A;

(iv)         deliver the Bill of Sale duly executed by Buyer;

(v)          deliver the Assignment and Assumption Agreement duly executed by Buyer; and

(vi)         deliver each Intellectual Property Assignment duly executed by Buyer;

(vii)       deliver to Seller a certificate duly signed by an officer of Buyer, in a form satisfactory to Seller, certifying as to the resolutions of the board of directors of Buyer authorizing the consummation of the transactions contemplated under this Agreement and the execution, delivery and performance of this Agreement, and all ancillary documents, agreements or instruments hereunder, by the Buyer.

(c)          At the Closing, each of Buyer and Seller shall agree upon the contents of the Disclosure Schedule.

Section 3.03       Buyer’s Conditions to Closing. The obligation of Buyer to enter into and complete the Closing is subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer: (i) the representations and warranties of the Seller contained herein shall be true and correct (a) on the date hereof and (b) on and as of the Closing Date as though made at and as of that date, and Seller shall have delivered a certificate to Buyer to the effect of the foregoing, and (ii) Buyer shall have completed its technical and legal due diligence on the Purchased Assets to its satisfaction.

ARTICLE IV
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the Closing Date. For purposes of this ARTICLE IV, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Ryan McCalley, after reasonable due inquiry.

Section 4.01       Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, limited liability company agreement or other organizational documents of Seller; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Purchased Assets; (c) conflict, to the Seller’s knowledge, with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, cancel or obtain any rights under any contract which is binding on Seller or a related entity and applicable to any of the Purchased Assets; or (d) result, to the Seller’s knowledge, in the creation or imposition of any Encumbrance on any of the Purchased Assets. No consent, approval, waiver, authorization, notice, license, permit, confirmation, clearance or qualification is required to be obtained from any Person in connection with (i) the execution, delivery and performance by Seller of this Agreement and the documents to be delivered by Seller hereunder and (ii) the consummation of the transactions contemplated hereby, including, for avoidance of doubt, the sale and transfer of the Purchased Assets to the Buyer as set forth herein.

Section 4.03         Title to Purchased Assets. Seller owns and has good and valid title to the Purchased Assets, free and clear of Encumbrances, to the maximum extent permitted by the Court-Order Liquidation and applicable law. To Seller’s knowledge, the Seller’s ownership, possession, use, operation and management of the Purchased Assets is in compliance with any applicable law and the Seller’s organizational documents. To Seller’s knowledge, the Purchased Assets have been fully, unconditionally and irrevocably transferred to Seller as part of the Court-Ordered Liquidation, set forth in Annex A, which is final and non-appealable. The Court Ordered Liquidation approved the transfer of all Purchased Assets from Fifth Dimension to Seller.

Section 4.04         Legal Proceedings. There are no Actions pending or threatened against or by Seller that challenges or seeks to prevent, enjoin or otherwise delay the purpose of this Agreement or use the Purchased Assets and each individually. To Seller’s knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. To Seller’s knowledge, there are no outstanding governmental orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Seller and/or any of the Purchased Assets. To Seller’s knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of any governmental order relating to or affecting the Seller and/or any of the Purchased Assets.

Section 4.05        No Encumbrances. All Purchased Assets, and each individually is free and clear of any Encumbrances and any rights of any third parties, to the maximum extent permitted by the Court-Order Liquidation and applicable law (other than, for avoidance of doubt, any rights under any license or other agreement pursuant to which any such Purchased Assets was licensed or acquired), including for the avoidance of doubt, any rights of any other or additional creditor(s) of Fifth Dimension. The execution, delivery and performance of this Agreement and the documents delivered hereunder will not result in the creation or imposition of any Encumbrance on the Purchased Assets. No other person or entity owns any of the Purchased Assets or any rights thereto.

Section 4.06        Fifth Dimension Representations. Seller confirms that Fifth Dimension does not make any representations or warranties with respect ot the Purchased Assets under the Fifth Dimension APA.

Section 4.07        Due Diligence. Seller has provided Buyer with access to all information relating to the Purchased Assets and the Business that Seller has access to or possession of. Buyer is not aware of any such information containing false or inaccurate information, but has not conducted any inquiry to verify the accuracy or completeness of the due diligence information.

Section 4.08        No Material Adverse Change. As of Closing, since the date the Seller acquired the Purchased Assets in the Foreclosure Sale, no event, occurrence, fact, condition or change, individually or in the aggregate, has occurred, that is, or reasonably could be expected, to materially or adversely affect the condition, title, rights or use of the Purchased Assets as existed as of the date of the Foreclosure Sale.

Section 4.09        Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.10       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.11       Reliance. Notwithstanding any investigation which may have been made or conducted by Buyer, it is affirmed that these representations and warranties in this Article IV are conditions on which the Buyer has relied on in entering into this Agreement and shall survive Closing as contemplated hereby.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof. For purposes of this ARTICLE V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of [●], after reasonable due inquiry.

Section 5.01        Organization and Authority of Buyer; Enforceability. Buyer is a [●] duly organized, validly existing and in good standing under the laws of [●]. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03        Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the knowledge of Buyer, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05        Capitalization. Section 5.5 of the Disclosure Schedule sets forth (a) the authorized capital of Buyer, and (b) the capitalization of Buyer immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under any stock plan of Buyer; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except as set forth in Section 5.5 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of capital stock of Buyer, or any securities convertible into or exchangeable for any shares of capital stock of Buyer.

Section 5.06       Valid Issuance of Buyer Shares. The Buyer Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on applicable securities laws. The Buyer Shares will be issued in compliance with all applicable securities laws. The shares of capital stock of Buyer issuable upon conversion of the Convertible Note have been duly reserved for issuance, and upon issuance in accordance with the terms of the Convertible Note, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer set forth in the Convertible Note or applicable securities laws.

Section 5.07        AS-IS SALE. BUYER ACKNOWLEDGES AND AGREES THAT, UNLESS EXPRESSLY STATED HEREIN, NEITHER, SELLER, ITS AFFILIATES NOR THEIR RESPECTIVE REPRESENTATIVES HAVE MADE OR IS MAKING ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”

ARTICLE VI
Covenants

Section 6.01       Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), provided that after the Closing, the Buyer shall be permitted to make public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

Section 6.02       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.03        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the underlying and related documents hereunder (including any real property transfer tax and any other similar tax) shall be borne and paid by Buyer when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.04        Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VII
Indemnification

Section 7.01        Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.02         Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, members, managers, officers, employees, agents, advisors, consultants, assigns and successors from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; and

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

(c)         the Excluded Assets held by Seller, solely to the extent relating to or arising out of Seller’s ownership of such Excluded Assets during the Seller Ownership Period;

(d)         the Excluded Liabilities, solely to the extent an such Excluded Liability was incurred, relates to or arose out of the Seller’s ownership of the Purchased Assets during the Seller Ownership Period; and

(e)         the Business or Purchased Assets, or events or circumstances related to the Business or Purchased Assets, solely to the extent relating to or arising out of Seller’s ownership of the Business or the Purchased Assets during the Seller Ownership Period.

Section 7.03          Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers members, managers, employees, agents, advisors, consultants, assigns and successors from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(c)          the Assumed Liabilities.

Section 7.04       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action or if the Indemnifying Party fails to defend any such Action in a timely manner, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate at the Indemnifying Party’s cost and expense, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05        Limitations. Notwithstanding anything to the contrary herein (but subject to Section 7.08), each Party’s aggregate liability for indemnification pursuant to this ARTICLE VII shall not exceed the Purchase Price; provided, however, that the Seller’s maximum out-of-pocket liability shall be limited to the sum of the Closing Cash Payment and any cash payments actually made to Seller in respect of the Convertible Note and/or the Buyer Shares, and thereafter Buyer’s sole remedy shall be to exercise its rights of set off pursuant to Section 7.06. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach of this Agreement, other than in the event of the Indemnifying Party’s fraud, willful misconduct or intentional misrepresentation. The amount of any required payment by an Indemnifying Party pursuant to this ARTICLE VII in respect of any loss shall deduct therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party from any insurance provider or any other third party in respect of any such claim. Each Indemnified Party shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or contract.

Section 7.06        Buyer’s Right to Offset. Notwithstanding any other provision in this Agreement, Buyer may, following a final, non-appealable adjudication that Seller is obligated to indemnify Buyer for losses hereunder, offset against any amounts due to Seller, including by reducing the outstanding principal amount of the Convertible Note or repurchasing any Buyer Shares (at a price per Buyer Share based on the fair market value as reasonably determined by the Buyer’s board of directors) or other shares of capital stock issued to Seller upon the Convertible Note (at the conversion price of such shares of capital stock). Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 7.07        Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 7.08        Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willful misconduct or intentional misrepresentation on the part of the other party hereto or any of its Affiliates and their respective stockholders, directors, members, managers, officers, employees, advisors, consultants and agents, in each case in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.

ARTICLE VIII
Miscellaneous

Section 8.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:
with a copy to:	DLA Piper LLP (US) 2000 Avenue of the Stars Suite 400, North Tower Los Angeles, California 90067-4704 Attention: Eric Goldberg E-mail: Eric.Goldberg@us.dlapiper.com
If to Buyer:	CITTA, Inc. 1185 Avenue of the Americas, Suite 301 New York, NY 10036 Attn: Edmundo Gonzalez, CEO
with a copy to (which shall not consitute notice):	Pearl Cohen Zedek Latzer Baratz LLP 50 Congress St. Boston, MA 02109 Attention: Oded Kadosh, Esq. E-mail: OKadosh@PearlCohen.com

Section 8.03        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05        Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, for avoidance of doubt, that certain Memorandum of Understanding, dated April 5, 2019, signed by the parties, which is hereby irrevocably terminated. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that either party may assign its rights or delegate its responsibilities without such consent to any of its Affiliates or in connection with the sale of all or substantially all of its assets or the merger, consolidation or similar reorganization or business combination of such party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07        No Third-party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08        Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 8.09        Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 8.11        Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 8.12        Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.13        Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CITTA, INC.

By	/s/ Edmundo Gonzalez

Name:	Edmundo Gonzalez

Title:	CEO

SQN Venture Income Fund, L.P.

By	/s/ Ryan McCalley

Name:	Ryan McCalley

Title:	Managing Partner

[Signature Page to Asset Purchase Agreement]